Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:

Paul E. Freiman, President & CEO

Jonathan R. Wolter, Vice President & CFO

Neurobiological Technologies, Inc.

(510) 595-6000

Cheryl Schneider, VP - Investor Relations

Porter, Le Vay & Rose, Inc.

(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES REPORTS

FISCAL 2006 SECOND QUARTER RESULTS

Emeryville, California, February 9, 2006 – Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced a net loss of $8,043,000, or $0.29 per basic and diluted share, for its quarter ended December 31, 2005. This compares with a net loss of $2,675,000, or $0.10 per basic and diluted share, for the same quarter one year ago.

During the quarter, as previously announced, NTI completed the sale of its rights, title and interests related to XERECEPT® to two subsidiaries of Celtic Pharma Holdings, Ltd. (“Celtic”) for $33,000,000. NTI received an initial payment of $20,000,000 in November 2005 and an additional payment of $5,000,000 subsequent to quarter end in January 2006. NTI will receive a total of $8,000,000 in further payments in June 2006 and January 2007. The purchase price of $33,000,000 for the sale of XERECEPT is being recorded ratably over the six-year term of the related agreement to provide clinical services to Celtic,

Paul E. Freiman, President and CEO said, “The last quarter reflects NTI’s reaching a new and higher level of both product development and fundraising. We moved into the first of two phase III clinical trials for Viprinex™. Viprinex is key to our future and this is a highly significant step on the development pathway. The sale of XERECEPT® to Celtic Pharma represents the largest cash infusion in the history of our company, consisting of $33,000,000 in total of which we received $20,000,000 during the quarter, and is totally non-dilutive to our shareholders. We believe we are on sound financial footing with no short-term needs for fundraising.

“We find ourselves in a somewhat unusual position in biotechnology, having a lead compound in phase III, continuing to support three phase III trials for XERECEPT, on behalf of Celtic Pharma, while receiving royalty revenue from the product, Namenda, for Alzheimer’s disease. I believe all three accomplishments to be noteworthy.”

Revenues of $2,359,000 in the quarter ended December 31, 2005 increased by $1,665,000 compared to revenues of $694,000 in the same quarter of 2004. Our second quarter 2005 revenues consisted of $1,268,000 from royalty fees from the commercial sales of Memantine by our marketing partners in the United States and certain European countries and the $458,000 of sales revenue we recorded from the sale of XERECEPT and $633,000 from the reimbursement of expenses incurred for clinical services provided to Celtic during the quarter. Revenues of

$694,000 in the quarter ended December 31, 2004 consisted of royalty fees from the sale of Memantine in the U.S. and in certain European countries.

Research and development expenses of $4,928,000 in the quarter ended December 31, 2005, increased by $2,659,000 compared to expenses of $2,269,000 in the same period of 2004. The increase in research and development expenses of $2,659,000 resulted from an additional $1,565,000 of expenses incurred for the Phase III clinical trials of Viprinex, which commenced during November 2005, and $1,094,000 of expenses for the continuing Phase III clinical trials for XERECEPT. The increase in expenses for the Viprinex trials result primarily from fees paid to a clinical research organization and consultants to assist with the trials, and compensation and expense for stock options reflecting a larger staff level to administer the trials, which were partially offset by a reduction in manufacturing expense, as the manufacture of the clinical drug material was substantial completed prior to the quarter ended December 31, 2005. The increase of $1,094,000 for XERECEPT consisted primarily of fees paid to a clinical research organization and consultants assisting with the clinical trials, manufacturing of clinical drug materials, and compensation and stock option expense for an increased level of staff to administer the clinical trials. Total research and development expenses of $4,928,000 include approximately $360,000 of non-cash expenses related to stock-option compensation, depreciation and amortization expenses.

During the quarter ended December 31, 2005, the Company enrolled the first patient in pivotal Phase III trials for Viprinex. As a result, in accordance with the terms of the agreement to acquire Empire Pharmaceuticals, Inc., NTI issued an additional 2,375,170 shares (valued at $9,501,000) and paid an additional $1,515,675 to the selling stockholders of Empire and an additional $484,325 to Empire’s principal stockholder for advances he had previously made to Empire. No future payment or consideration is due or payable to the selling Empire stockholders.

At the date of the acquisition, the development of Viprinex had not reached technological feasibility and the acquired in-progress research and development activities had no alternative future uses. Accordingly, the acquired in-process research and development expense of $3,865,000 associated with the contingent payment was charged to expense in the quarter ended December 31, 2005.

General and administrative expenses of $1,681,000 for the quarter ended December 31, 2005, increased by $591,000 compared to expenses of $1,090,000 for the same period in 2004. The increase of $591,000 resulted primarily stock option compensation expense, legal fees associated primarily with the negotiating and structuring of the agreement to sell and provide clinical trial services for XERECEPT and rent for larger space in each of our California and New Jersey facilities to accommodate the larger staff required for continuing operations. General and administrative expenses include approximately $155,000 of non-cash expense related to stock option compensation and depreciation expenses.

At December 31, 2005, we had cash, cash equivalents and investments of $17,347,000.

Conference Call Information

NTI will web cast its second quarter results conference call today, February 9, 2006 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (866) 239-0750. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 p.m. ET, 10:30 a.m. PT, until February 16, 2006. Replay number: (888) 203-1112 (U.S. and Canada) & (719) 457-0820 (International), access code: 7403069.

About Neurobiological Technologies, Inc.

NTI is a drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy. We anticipate that we will continue to acquire and develop late-stage neurologic drug candidates and will develop the resources to market these drugs in selected world regions. Our goal is to develop and market drug candidates in the United States, Europe and Asia and we may seek partnerships with pharmaceutical and biotechnology companies to assist us.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, the risks associated with the cost of clinical development efforts, and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

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CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2005	2004	2005	2004
REVENUES
Royalty	$1,268,000	$694,000	$2,321,000	$1,211,000
Collaboration agreement services	633,000	—	633,000	—
Asset sale	458,000	—	458,000	—

Total revenue	2,359,000	694,000	3,412,000	1,211,000
EXPENSES
Research and development	4,928,000	2,269,000	8,524,000	3,433,000
Acquired in-process research and Development	3,865,000	—	3,865,000	4,251,000
General and administrative	1,551,000	1,090,000	3,351,000	2,022,000

Total expenses	10,344,000	3,359,000	15,740,000	9,706,000

Operating loss before income tax	(7,985,000)	(2,665,000)	(12,328,000)	(8,495,000)
Investment income	71,000	(10,000)	88,000	67,000

Provision for income taxes	130,000	—	130,000	—

NET LOSS	$(8,043,000)	$(2,675,000)	$(12,370,000)	$(8,428,000)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.29)	$(0.10)	$(0.45)	$(0.32)

Weighted average shares used in basic and diluted net loss per share calculation	28,094,000	26,847,000	27,585,000	26,008,000

SELECTED BALANCE SHEET DATA

	December 31, 2005	June 30, 2005
	(unaudited)	(1)
Cash and cash equivalents & investments	$17,347,000	$8,506,000
Working capital	18,640,000	5,290,000
Total assets	47,164,000	17,470,000
Accumulated income (deficit)	(72,017,000)	(59,647,000)
Stockholders’ equity	11,278,000	13,654,000

(1)	Derived from audited financial statements.

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